UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2008

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor

Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.            Other Events.

                On June 16, 2008, the Company reported the receipt of Paragraph IV Certification Notice Letters (“Notice Letters”) related to Abbreviated New Drug Applications (ANDAs) submitted to the U.S. Food and Drug Administration (FDA) requesting approval to market and sell generic versions of Sensipar® (cinacalcet HCl).  The Notice Letters allege that U.S. Patent Numbers 6,011,068 (“the ‘068 patent”), 6,031,003 (“the ‘003 patent”), 6,313,146 (“the ‘146 patent”), and 6,211,224 (“the ‘224 patent”) covering Sensipar® are invalid, unenforceable and/or will not be infringed by the manufacture, use or sale of the product described in the ANDAs.

                On July 25, 2008, The Brigham and Women’s Hospital, Amgen Inc. (“Amgen”) and the Company filed a patent infringement action in United States District Court, District of Delaware, against Barr Laboratories, Inc. (“Barr”) and Teva Pharmaceuticals USA, Inc. (“Teva”) relating to each of the patents referenced above.  Under the Hatch-Waxman Act a federal statute governing certain aspects of generic drug approvals, the filing of the lawsuit stays any FDA approval of the Teva or Barr ANDA for 7.5 years from Amgen’s New Drug Application (NDA) approval for Sensipar®, which occurred in March 2004, unless there is an earlier decision by the District Court adverse to these patents.  The Company is confident of the validity and enforceability of these patents and in conjunction with The Brigham and Women’s Hospital and Amgen will vigorously prosecute these actions to protect these patents from infringement.

                Under NPS’s licensing agreement with Amgen with respect to Sensipar®, Amgen is responsible for all development and commercial activities involving Sensipar®, as well as enforcing applicable patent rights, in the licensed territories.  The ‘068 patent, the ‘003 patent and the ‘146 patent are co-owned by the Company and The Brigham and Women’s Hospital, which licensed its rights to the Company.  The Company has licensed rights to these patents and the ‘244 patent to Amgen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2008	NPS PHARMACEUTICALS, INC.

	By:	/s/ ANDREW RACKEAR
Andrew Rackear Senior Vice President, General Counsel and Secretary